Berry Plastics Corporation Announces Amendment to Amended and Restated Credit Agreement and Financing for Recently Announced Acquisition

For Immediate Release:

EVANSVILLE, IN – June 29, 2011 – Berry Plastics Corporation (the “Company”) today announced that it has entered into an amendment to its amended and restated revolving credit agreement. The amendment extends the maturity date of the facility to June 28, 2016, subject to certain conditions. The maximum committed borrowing capacity of the amended facility has been increased from $500 million to $650 million and the facility was unfunded at close. A combination of cash on hand at the Company and borrowing available under the revolving credit facility will provide additional liquidity to finance the recently announced acquisition of the Rexam Specialty and Beverage Closure business. The Company expects the acquisition to be immediately deleveraging and on a pro forma basis expects to have liquidity in excess of $350 million.

Merrill Lynch, Pierce, Fenner & Smith Inc., Wells Fargo Capital Finance, LLC, and Barclays Capital were joint lead arrangers and joint bookrunning managers for the transaction. Several other major financial institutions are parties to the agreement, including Citigroup Global Markets Inc. as a joint lead arranger.

 For additional information, please contact:

Mark Miles

Treasurer and Controller

Berry Plastics Corporation

101 Oakley Street

Evansville, IN 47710

Telephone: (812) 424-2904

About Berry Plastics

Berry Plastics is a leading manufacturer and marketer of plastic packaging products. For the fiscal year ended October 2, 2010 Berry Plastics reported net sales of $4.3 billion and had over 16,000 employees. Berry is headquartered in Evansville, Indiana and has 75 manufacturing facilities around the world.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The companies do not undertake any obligation to update any forward‐looking statements, or to make any other forward‐looking statements, whether as a result of new information, future events or otherwise.